Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated December 5, 2013

Medium-Term Notes, Series E
Capped Enhanced Participation Equity Notes due 2015
(Linked to the Russell 2000® Index)

As described in pricing supplement no. 1712 dated August 29, 2013 relating to Capped Enhanced Participation Equity Notes due 2015 (Linked to the Russell 2000® Index), the initial underlier level applicable to the notes (CUSIP: 48126NPX9; ISIN: US48126NPX92) is the lowest closing level during the observation period, where the observation period consists of each day from and including the trade date (August 29, 2013) to and including November 29, 2013.1  Terms used but not defined in this free writing prospectus have the meanings set forth in the pricing supplement no. 1712 dated August 29, 2013.

The lowest closing level during the observation period occurred on August 30, 2013, and the closing level on that date was 1,010.90.  Accordingly, the initial underlier level applicable to the notes is 1,010.90.

You should read this free writing prospectus together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011, underlying supplement no. 1-I dated November 14, 2011 and pricing supplement no. 1712 dated August 29, 2013.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing supplement no. 1712 dated August 29, 2013:
http://www.sec.gov/Archives/edgar/data/19617/000089109213007596/e55278-424b2.htm

•	Product supplement no. 4-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

•	Underlying supplement no. 1-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

1 If the calculation agent determines that a market disruption event has occurred with respect to the underlier on any day during the observation period or if any day during the observation period  is not a trading day, the closing level on that day is not referenced in the determination of the initial underlier level.

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for any offerings to which these materials relate.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement, underlying supplement and pricing supplement if you so request by calling toll-free 800-576-3529